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                                                                  Exhibit 21.1


                           SUBSIDIARIES OF THE COMPANY


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               Subsidiaries                       Jurisdiction of Incorporation
               ------------                       -----------------------------
1.       Sweet Factory Group, Inc.                         Delaware
2.       Sweet Factory, Inc.                               Delaware
3.       SF Properties, Inc.                               Delaware
4.       SF Candy Company                                  Delaware
5.       Archibald Candy (Canada) Corporation              Canada
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